NEWS   FROM
Petroleum Development Corporation

FOR IMMEDIATE RELEASE:
August 12, 2009

Petroleum Development Corporation Announces
Pricing of Common Stock Offering

DENVER, CO, August 12, 2009: Petroleum Development Corporation (NASDAQ GSM:PETD) announced today that it has priced its public offering of 3,750,000 shares of common stock at a price of $12.00 per share.  The offering is expected to close on August 17, 2009. The company has also granted the underwriters a 30-day option to purchase up to an additional 562,500 shares of common stock. Petroleum Development Corporation intends to use the net proceeds of the offering to repay borrowings under its credit facility.

J.P. Morgan Securities Inc. is acting as sole book-running manager for the common stock offering.

A copy of the prospectus supplement and related base prospectus for the offering may be obtained on the Securities and Exchange Commission website at http://www.sec.gov. Alternatively, the underwriters will arrange to send you the prospectus supplement and related base prospectus if you request them by contacting J.P. Morgan Securities Inc. at 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245, Attn: Chase Distribution and Support Service, Northeast Statement Processing, or by telephone to (718) 242-8002, or by fax at (718) 242-8003.

About Petroleum Development Corporation
Petroleum Development Corporation is an independent energy company engaged in the development, production and marketing of natural gas and oil. Its operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the securities referred to above. An offering of any such securities will be made only by means of a prospectus supplement to the base prospectus contained in the Company’s shelf registration statement on Form S-3. Any such prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of any such securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Statements contained in this release that state the company’s or management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “believe,” “expect,” “should,” “could,” “estimates,” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see Petroleum Development Corporation’s annual reports on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission.

CONTACT: Marti Dowling, Manager – Investor Relations, 303/831-3926, ir@petd.com

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1775 Sherman Street • Suite 3000 • Denver, Colorado 80203-4341 • 303/860-5800
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